EXHIBIT 10.9

BLACKBOARD INC.
OUTSIDE DIRECTOR COMPENSATION POLICY

In order to attract and retain qualified and experienced independent directors to serve on the Board of Directors of Blackboard Inc. (the “Corporation”), the Board of Directors has adopted this Outside Director Compensation Policy (the “Policy”) which shall apply to non-employee directors of the Corporation.

Annual Retainer

•	Each Board Member serving on the Board of Directors after the annual stockholder meeting in any given year shall be paid a $10,000 annual retainer payable quarterly in advance.
•	Board Members elected or appointed to the Board of Directors in between annual meetings shall be paid a prorated retainer based on the period from the time of such election or appointment until the date one year after the previous annual meeting.

Board Meeting, Committee, and Event Fees

Each Board Member shall receive the fees listed below for attendance at Board meetings, committee meetings and Blackboard events. Such fees shall be payable semi-annually on or about June 30 and December 31 of each year.

•	$5,000 for each board meeting attended in person
•	$2,500 for each board meeting attended via telephone
•	$1,500 for each committee meeting attended in person
•	$3,000 if chairing the committee meeting in person
•	$750 for each committee meeting attended via telephone
•	$1,500 if chairing the committee meeting via telephone
•	$1,500 for each event (such as user conferences, governance events and annual stockholder meetings) attended in person

As a policy, Blackboard encourages its Board Members to attend its annual stockholder meetings and accordingly, the fees for attendance at Blackboard events shall include attendance at Blackboard’s annual stockholder meetings.

The maximum amount of fees that a Board Member may receive in any given calendar year for attendance at Board meetings, committee meetings and Blackboard events are as follows:

•	Maximum board meeting fees of $35,000 per year
•	Maximum committee meeting fees of $30,000 per year
•	Maximum of three events per year
•	Maximum cash payout of $75,000 per year, including the annual retainer
•	Reasonable out-of-pocket travel expenses for incurred in attending Blackboard meetings and events will be reimbursed.

Equity Grants

Board Members shall be eligible for stock option grants as follows:

•	Each Board Member newly elected or appointed to the Board of Directors shall receive an initial grant of options to purchase such number of shares obtained by dividing 100,000 by the exercise price, rounded to the nearest 100 shares. The exercise price shall be the closing price of Blackboard common stock on the trading date prior to such Board Member’s election or appointment.
•	On July 1 of each year, each Board Member who at such time has served on the Board of Directors for at least six months shall receive a grant of option to purchase such number of shares obtained by dividing $50,000 by the exercise price, rounded to the nearest 100 shares. The exercise price shall be the closing price of Blackboard common stock on the last trading date prior to July 1.

The vesting schedule applicable to stock options is as follows:

•	50% on first anniversary of the grant date
•	50% on second anniversary of the grant date
•	Upon departure from the Board of Directors, no additional options shall vest however departing Board Members may exercise vested options for 90 days after the departure date.

Other Provisions

•	Board Members, on an individual basis, may elect to have their cash compensation paid directly to their employer.
•	Board Member compensation information will be disclosed to shareholders in the annual proxy statement as required by applicable law, including disclosure of the payment of compensation to a director’s employer as applicable.